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                                                                    EXHIBIT 99.1

                                                  CONTACT
                                                  -------
                                                  Christine Mohrmann
                                                  Director of Investor Relations
                                                  Vanstar Corporation
                                                  (770) 522-4262



                           VANSTAR ANNOUNCES ACCOUNT
                           RECEIVABLE SECURITIZATION


PLEASANTON, Calif. January 10, 1997. Vanstar Corporation (NYSE:VST) today announced the establishment, effective December 20, 1996, of a $175,000,000 accounts receivable-based financing arrangement between its wholly owned subsidiary, Vanstar Finance Co., and PAR Capital, a commercial paper conduit sponsored by the Bank of Montreal. Under the arrangement, Vanstar sold certain of its designated accounts receivable to PAR Capital. Vanstar expects to utilize proceeds from the transaction to repay a portion of its existing long-term indebtedness and for general corporate purposes.

     This transaction, effective December 20, 1996, completes Vanstar's previously announced refinancing plan that included the October sale of convertible preferred interests.

     Vanstar Corporation is a $1.8 billion provider of services and products to design, build, manage and enhance computer network infrastructures of Fortune 1000 companies and other large enterprises. The company provides customized, integrated solutions through comprehensive Life Cycle Services. Through its Professional Services Organization, Vanstar offers extensive consulting expertise with national practices focused on emerging technologies. For more information on Vanstar contact the company's web site at http://www.vanstar.com.